EXHIBIT 2.4

                Agreement and Plan of Reincorporation and Merger

This Agreement and Plan of Reorganization and Merger ("Reincorporation Agreement") is made as of May 2000, by and between COLLEGE BOUND STUDENT ALLIANCE, INC., a Colorado corporation ("CBSA-Colorado"), and COLLEGE BOUND STUDENT ALLIANCE, INC., a Nevada corporation ("CBSA-Nevada"), (collectively, the "Constituent Corporations").

The parties adopt the plan of merger encompassed by this Reincorporation Agreement and agree that CBSA-Colorado shall merger into CBSA-Nevada on the following terms and conditions:

1.   REINCORPORATION; SURVIVING CORPORATION; AND EFFECTIVE TIME.

1.1 Reincorporation. As soon as practicable following the fulfillment (or waiver, to the extent permitted) of conditions specified in this Reincorporation Agreement, CBSA-Colorado shall be merged with and into CBSA-Nevada (the "Reincorporation"), and CBSA-Nevada shall survive the Reincorporation.

1.2 Effective Time. The Reincorporation shall be effective as of the latest of the date and time when (i) Articles of Merger are duly filed with the Secretary of State of the State of Colorado as provided by the Colorado Business Corporation Act; (ii) Articles of Merger are duly filed with the Secretary of State of the State of Nevada as provided in the Nevada General Corporation Law; and (iii) May 31, 2000 ("Effective Time").

1.3 Surviving Corporation. At the Effective Time, CBSA-Nevada as the surviving corporation ("Surviving Corporation"), shall continue its corporate existence under the laws of the State of Nevada in the manner and with the effect provided by the Nevada General Corporation Law, and the separate existence of CBSA-Colorado shall be terminated and shall cease.

2.   TREATMENT OF SECURITIES.

2.1 Common Stock of CBSA-Colorado and CBSA-Nevada. At the Effective Time, by virtue of the Reincorporation and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of CBSA-Colorado issued and outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid and nonassessable share of the Common Stock of CBSA-Nevada; (ii) each option to buy a share of Common Stock of CBSA-Colorado granted and outstanding immediately prior to the Effective Time shall be changed and converted into an option to buy a share of Common Stock of CBSA-Nevada on the same terms and conditions; (iii) each share of Common Stock of CBSA-Nevada issued and outstanding immediately prior to the Effective Time shall be cancelled.

2.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates that, prior to that time, represented shares of the Common Stock of CBSA-Colorado shall be deemed for all purposes to evidence ownership of and to represent an equal number of shares of the same class and Series of Common Stock of CBSA-Nevada and shall be so registered on the books and records of CBSA-Nevada or its transfer agent. The registered owner of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise

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     accounted for to CBSA-Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon, the shares of CBSA-Nevada evidenced by such outstanding certificate as above provided. After the Effective
     Time, whenever certificates which formerly represented shares of CBSA-Colorado are presented for exchange or registration of transfer, the Surviving Corporation will cause to be issued in respect thereof certificates representing the shares of CBSA-Nevada into which the shares of CBSA-Colorado were converted.

3.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

3.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of CBSA-Nevada then in effect shall be the articles of incorporation of the Surviving Corporation until further amended or repealed in the manner provided by law.

3.2 Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation then in effect shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable law.

3.3 Directors. The directors of CBSA-Colorado immediately preceding the Effective Time shall be the directors of the Surviving Corporation on and after the Effective Time and shall serve until the expiration of their terms and until their successors are elected and qualified.

3.4 Officers. The officers of CBSA-Colorado immediately preceding the Effective Time shall be the officers of the Surviving Corporation on and after the Effective Time and shall serve at the pleasure of its Board of Directors.

4.   MISCELLANEOUS.

4.1 Amendment. This Reincorporation Agreement may be amended by the Boards of Directors of the Constituent Corporations at any time prior to the filing of this Reincorporation Agreement with the Colorado Secretary of State or the Nevada Secretary of State, provided that an amendment made subsequent to the adoption of the Reincorporation Agreement by the shareholders of either Constituent Corporation, unless approved by such shareholders, shall not (i) alter or change the amount or kind of shares to be received upon conversion of the outstanding Common Stock of CBSA-Colorado, or (ii) alter or change any of the terms and conditions of the Reincorporation Agreement if such alteration or change would adversely affect the holders of the outstanding Common Stock of CBSA-Colorado.

4.2 Conditions to Reincorporation. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived to the extent permitted by law in the sole discretion of the Boards of Directors of the Constituent Corporations): (i) the Reincorporation shall have been approved by the shareholders of CBSA-Colorado in accordance with the Colorado Business Corporation Act; (ii) CBSA-Colorado, as sole shareholder of CBSA-Nevada, shall have approved the Reincorporation in accordance with the Nevada General Corporation Law; and (iii) the parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Reincorporation, and each of such approvals shall be in full force and effect.

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4.3  Abandonment or Deferral. At any time before the Effective Time, this
     Reincorporation Agreement may be terminated and the Reincorporation may be abandoned by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Reincorporation Agreement by the Shareholders of CBSA-Colorado, or the consummation of the Reincorporation may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Constituent Corporations, such action would be in the best interests of such corporations. In the event of termination of this Reincorporation Agreement, this Reincorporation Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

IN WITNESS WHEREOF, this Reincorporation Agreement, having first been fully approved by the Boards of Directors of CBSA-Colorado and CBSA-Nevada, is hereby executed on behalf of each Constituent Corporation.

                                         COLLEGE BOUND STUDENT ALLIANCE, INC.,
                                         A Colorado corporation


                                         By:/s/ Janice A. Jones
                                         ---------------------------------------
                                         Janice A. Jones, Corporate Secretary


                                         COLLEGE BOUND STUDENT ALLIANCE, INC.,
                                         A Nevada corporation


                                         By:/s/ Jerome M. Lapin
                                         ---------------------------------------
                                         Jerome M. Lapin, President



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